amdiv.com, inc.
                           10900 Wilshire Boulevard
                                  Suite 930
                            Los Angeles, CA  90004
                             Fax:  (310) 209-2610

                                April 7, 1999



VIA EDGAR
---------
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


     Re:     Withdrawal of Registration Statement on Form SB-2
             (File No. 333-62489) of amdiv.com, inc.

Ladies and Gentlemen:

     Pursuant to Rule 477 under the Securities Act of 1933, as amended (the "Act"), amdiv.com, inc. hereby requests that its Registration Statement on Form SB-2 (File No. 333-62489), as amended, be withdrawn from registration under the Act.

     If you have any questions about this request for withdrawal, please contact Michael B. Jeffers of Jeffers, Wilson, Shaff & Falk, LLP at
(949) 660-7700.

                                         Very truly yours,


                                         /s/ James B. Rea, Jr.
                                         ---------------------
                                         James B. Rea, Jr.
                                         President and Chief Executive Officer

cc:     Ms. Marva Simpson